Exhibit 99.1

Ocugen Provides Business Update with Third Quarter 2025 Financial Results

Conference Call and Webcast Today at 8:30 a.m. ET

●	Phase 2/3 OCU410ST GARDian3 pivotal confirmatory trial is progressing toward 1H 2027 Biologics License Application (BLA) filing with 50% enrollment completed to date

o	European Medicines Agency provided acceptability of a single U.S.-based trial for submission of a Marketing Authorization Application (MAA)

●	Executed licensing agreement with Kwangdong Pharmaceutical for exclusive rights in South Korea to OCU400

o	Sales milestones of $1.5 million for every $15 million of sales in South Korea, projected to reach $180 million or more in first 10 years of commercialization and royalties equaling 25% of net sales

●	Closed $20 million registered direct offering of common stock and accompanying premium warrants

o	The Company will receive $30 million of additional gross proceeds if the warrants are exercised in full

MALVERN, Pa., November 5, 2025 (GLOBE NEWSWIRE) – Ocugen, Inc. (“Ocugen” or the “Company”) (NASDAQ: OCGN), a pioneering biotechnology leader in gene therapies for blindness diseases, today reported third quarter 2025 financial results along with a general business update.

“With two late-stage modifier gene therapies on track to meet 2026 and 2027 BLA/MAA filings, it’s remarkable to look back and recognize we only began dosing the first patient in the Phase 1/2 OCU400 clinical trial in 2022,” said Dr. Shankar Musunuri, Chairman, CEO, and Co-founder of Ocugen. “The OCU410ST Phase 2/3 GARDian3 pivotal confirmatory trial is following close behind the OCU400 Phase 3 liMeLiGhT clinical trial, and with 50% enrollment completed to date, we believe recruitment will be completed in the first quarter of 2026. This progress not only reinforces our commitment to file three BLAs in the next three years, but it also brings us closer to addressing the incredible unmet medical needs that exist for patients facing vision loss.”

In September, Ocugen announced its exclusive licensing agreement with Kwangdong Pharmaceutical Co., Ltd. (Kwangdong) for the rights to OCU400 in South Korea. Under the agreement, the Company will receive up to $7.5 million in upfront and development milestone payments, plus sales milestones of $1.5 million for every $15 million of sales in South Korea, projected to reach $180 million or more in the first 10 years of commercialization. The Company will also earn a 25% royalty on net sales generated by Kwangdong and will be responsible for manufacturing and supplying OCU400. A regional approach preserves Ocugen’s rights to larger geographies to maximize total patient reach while also generating a potential return for shareholders.

Enrollment in the OCU400 Phase 3 liMeliGhT clinical trial is nearing completion, and the program remains on track for BLA and MAA submissions in 2026. This is the only known broad retinitis pigmentosa (RP) gene-agnostic trial to address multiple genetic mutations and multiple disease pathways with a single therapeutic approach. There are approximately 300,000 people in the U.S. and Europe combined living with RP, which affects greater than 100 genes. Ocugen’s gene-agnostic approach has the potential to treat multiple gene mutations associated with RP with a single, one-time subretinal injection.

The Phase 2/3 GARDian3 pivotal confirmatory trial for OCU410ST for Stargardt disease is well underway and in August the Company announced that the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) provided acceptability of a single U.S.-based trial for submission of an MAA. Stargardt disease affects approximately 100,000 people in the U.S. and Europe combined, and approximately 1 million globally. Currently, there is no FDA-approved treatment available for Stargardt disease.

Also in August, Ocugen closed a registered direct offering pursuant to a securities purchase agreement with Janus Henderson, for the purchase and sale of 20,000,000 shares of common stock and warrants to purchase up to an aggregate of 20,000,000 shares of common stock at a purchase price of $1.00 per share and accompanying warrant at a premium exercise price of $1.50 per share. The gross proceeds to the Company were approximately $20 million, which Ocugen anticipates will extend the Company’s cash runway into the second quarter of 2026. The Company will receive $30 million of additional gross proceeds if the warrants are exercised in full extending runway into 2027.

“We will continue to pursue financing opportunities along with strategic business development to fund the Company into commercialization,” said Dr. Musunuri. “We have engaged with potential funding and business partners during various investor and global conferences. I look forward to additional substantive conversations between now and the end of the year.”

Upcoming inflection points for Ocugen’s novel modifier gene therapy platform include OCU410 (Geographic Atrophy) Phase 2 full data release expected in the first quarter of 2026, OCU410ST (Stargardt disease) interim data on 50% of patients at eight months of treatment expected mid-year 2026, and OCU400 (RP) Phase 3 top line data expected in the fourth quarter of 2026. The Company looks forward to providing the market and key stakeholders with near-term catalysts supporting Ocugen’s strong path forward.

Modifier Gene Therapy Platform—a Novel First-in-Class Platform

●	OCU400 – Enrollment in the Phase 3 liMeliGhT clinical trial is nearing completion. The Company secured an exclusive licensing agreement with Kwangdong for rights to OCU400 in South Korea and will continue to pursue regional partnerships. Intend to initiate BLA rolling submission in the first half of 2026 and release Phase 3 top-line data in the fourth quarter of 2026.

●	OCU410ST – Pivotal confirmatory Phase 2/3 trial is ahead of schedule. CHMP of the EMA provided acceptability of a single U.S.-based trial for submission of an MAA. Intend to release interim data (50% of patients at 8 months of treatment) mid-year 2026.

●	OCU410 – Intend to release full data from the Phase 2 clinical trial in the first quarter of 2026 and begin Phase 3 in 2026.

Ophthalmic Biologic Product

●	OCU200 – Intend to complete enrollment in the Phase 1 clinical trial in 4Q 2025.

Third Quarter 2025 Financial Results

●	With the recent $20 million financing in the third quarter, we expect our current cash position provides sufficient runway to operate through 2Q 2026.

●	The Company’s cash, cash equivalents and restricted cash totaled $32.9 million as of September 30, 2025, compared to $58.8 million as of December 31, 2024.

●	Total operating expenses for the three months ended September 30, 2025 were $19.4 million and included research and development expenses of $11.2 million and general and administrative expenses of $8.2 million. This compares to total operating expenses for the three months ended September 30, 2024 of $14.4 million that included research and development expenses of $8.1 million and general and administrative expenses of $6.3 million.

Conference Call and Webcast Details

Ocugen has scheduled a conference call and webcast for 8:30 a.m. ET today to discuss the financial results and recent business highlights. Ocugen’s senior management team will host the call, which will be open to all listeners. There will also be a question-and-answer session following the prepared remarks.

Attendees are invited to participate on the call or webcast using the following details:

Dial-in Numbers: (800) 715-9871 for U.S. callers and (646) 307-1963 for international callers
Conference ID: 3029428

Webcast: Available on the events section of the Ocugen investor site

A replay of the call and archived webcast will be available for approximately 45 days following the event on the Ocugen investor site.

About Ocugen, Inc.
Ocugen, Inc. is a pioneering biotechnology leader in gene therapies for blindness diseases. Our breakthrough modifier gene therapy platform has the potential to address significant unmet medical need for large patient populations through our gene-agnostic approach. Unlike traditional gene therapies and gene editing, Ocugen’s modifier gene therapies address the entire disease—complex diseases that are potentially caused by imbalances in multiple gene networks. Currently we have programs in development for inherited retinal diseases and blindness diseases affecting millions across the globe, including retinitis pigmentosa, Stargardt disease, and geographic atrophy—late stage dry age-related macular degeneration. Discover more at www.ocugen.com and follow us on X and LinkedIn.

Cautionary Note on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, including, but not limited to, strategy, business plans and objectives for Ocugen’s clinical programs, plans and timelines for the preclinical and clinical development of Ocugen’s product candidates, including the therapeutic potential, clinical benefits and safety thereof, expectations regarding timing, success and data announcements of current ongoing preclinical and clinical trials, the ability to initiate new clinical programs, Ocugen’s financial condition and expected cash runway into the second quarter of 2026, statements regarding qualitative assessments of available data, potential benefits, expectations for ongoing clinical trials, anticipated regulatory filings and anticipated development timelines, and Ocugen’s projections under its license agreement with Kwangdong Pharmaceutical Co., Ltd., which are subject to risks and uncertainties. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Such statements are subject to numerous important factors, risks, and uncertainties that may cause actual events or results to differ materially from our current expectations, including, but not limited to, the risks that preliminary, interim and top-line clinical trial results may not be indicative of, and may differ from, final clinical data; that unfavorable new clinical trial data may emerge in ongoing clinical trials or through further analyses of existing clinical trial data; that earlier non-clinical and clinical data and testing of may not be predictive of the results or success of later clinical trials; and that that clinical trial data are subject to differing interpretations and assessments, including by regulatory authorities. These and other risks and uncertainties are more fully described in our annual and periodic filings with the Securities and Exchange Commission (SEC), including the risk factors described in the section entitled “Risk Factors” in the quarterly and annual reports that we file with the SEC. Any forward-looking statements that we make in this press release speak only as of the date of this press release. Except as required by law, we assume no obligation to update forward-looking statements contained in this press release whether as a result of new information, future events, or otherwise, after the date of this press release.

Contact:
Tiffany Hamilton
AVP, Head of Communications
Tiffany.Hamilton@ocugen.com

OCUGEN, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	September 30, 2025	December 31, 2024
Assets
Current assets
Cash	$32,565	$58,514
Prepaid expenses and other current assets	5,074	3,168
Total current assets	37,639	61,682
Property and equipment, net	14,946	16,554
Restricted cash	314	307
Other assets	4,697	3,899
Total assets	$57,596	$82,442
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$4,574	$4,243
Accrued expenses and other current liabilities	14,932	15,500
Operating lease obligations	855	519
Current portion of long term debt	-	1,326
Total current liabilities	20,361	21,588
Non-current liabilities
Operating lease obligations, less current portion	3,709	3,313
Long term debt, net	28,400	27,345
Other non-current liabilities	1,593	564
Total non-current liabilities	33,702	31,222
Total liabilities	54,063	52,810
Total stockholders' equity	3,533	29,632
Total liabilities and stockholders' equity	$57,596	$82,442

OCUGEN, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Collaborative arrangement revenue	$1,752	$1,136	$4,606	$3,291
Total revenue	1,752	1,136	4,606	3,291
Operating expenses
Research and development	11,149	8,108	29,081	23,836
General and administrative	8,228	6,280	21,446	20,372
Total operating expenses	19,377	14,388	50,527	44,208
Loss from operations	(17,625)	(13,252)	(45,921)	(40,917)
Other income (expense), net	(2,426)	282	(4,219)	743
Net loss	$(20,051)	$(12,970)	$(50,140)	$(40,174)